MEMORANDUM OF CHANGES

              DELAWARE INVESTMENTS UNIT INVESTMENT TRUST, SERIES 20

         The Prospectus filed with Amendment No. 1 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of Securities on June 2, 1998, and to set forth certain statistical data based thereon.

         COVER PAGE. The series number and the Trusts in the Fund have been added. Information relating to the sales charge and the price of the offering if the Units were available for purchase at the opening of business on the Initial Date of Deposit is set forth in the "Public Offering Price" section.

         PAGES 5-6.        The "Summary of Essential Financial Information"
                           table has been completed.

         PAGES 22-32.      The issuers of the Securities have been listed.

         PAGE 35.          The Taxation section has been updated.

         PAGE 55.          The Independent Auditors' Report has been completed.

         PAGES 56-57.      The Statement of Net Assets has been completed.

         PAGES 58-61.      The Schedule of Investments and the Notes thereto
                           have been completed.

         BACK COVER        The Series numbers, the Trust in the Fund and the
                           date of the Prospectus have been included.